Exhibit 4.16

SECOND AMENDMENT TO LICENSE AGREEMENT

THIS SECOND AMENDMENT TO LICENSE AGREEMENT (the “Second Amendment”) is made as of September 17, 2017 by and between Dekel Pharmaceuticals Ltd. (the “Licensor” or “Dekel”), and Therapix Biosciences Ltd., (the “Licensee” or “Therapix”). Licensee, on the one hand, and Licensor, on the other, may each individually be referred to in this Amendment as a “Party” and collectively referred to in this Amendment as the “Parties”.

WITNESSETH:

WHEREAS	The Parties have each agreed on the terms of the License Agreement signed as of May 20, 2015, as amended on August 19, 2015 (the “Agreement”); and

WHEREAS	The Parties desire and agree to amend the Agreement such that certain future consideration which may be payable to Licensor will be exchanged for equity of the Licensee, all as set forth herein;

NOW, THEREFORE, the Parties hereby agree as follows:

1.	The above recitals are hereby made part of this Amendment.

2.	Unless expressly provided otherwise, all capitalized terms used and not otherwise defined herein shall bear the respective meanings ascribed to them in the Agreement.

3.	Effective as of the Amendment Effective Date, Section 3.3 of the Agreement will be replaced in its entirety with the following new Section 3.3, such that the rights to receive royalties, sublicense fees or milestone payments shall be replaced with the right to receive additional equity, as follows:

“3.3 Consideration

In full consideration for the rights granted hereunder, Licensor shall be issued 475,000 American Depositary Shares (ADSs) of Therapix, in consideration for the par value thereof. Licensor may instruct Therapix in writing, to issue part of the foregoing number of Ordinary Shares to third parties.”

4.	Effective as of the Amendment Effective Date, Section 3A of the Agreement will be deleted.

5.	This Second Amendment will enter into effect on the day (the “Amendment Effective Date”) on which all of the following conditions precedent have been met:

5.1.	Therapix has obtained the approval of the requisite majority at general meeting of the Company’s shareholders for this Second Amendment, in accordance with applicable law;

5.2.	Therapix has closed a financing round following the execution hereof of at least $5,000,000 by June 30, 2018; and

5.3.	Completion of appropriate filings with and obtainment of the required approvals of the Israeli Securities Authority and the TASE (and the Nasdaq or SEC, if required).

In the event that the foregoing conditions precedent for the Amendment Effective Date are not fulfilled by June 30, 2018, the provisions of this Second Amendment shall terminate and shall not have any further force or effect.

6.	Unless amended hereby, all provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their duly authorized representatives as of the date first above written.

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[Signature page to Second Amendment to the License Agreement between Dekel and Therapix]

THERAPIX BIOSCIENCES LTD.	DEKEL PHARMACEUTICALS LTD.

/s/ Josh Blacher	/s/ Ascher Shmulewitz
Signature (By)	Signature (By)

Josh Blacher	Ascher Shmulewitz
Name	Name

Chief Financial Officer	Chairman
Title	Title

September 17, 2017	September 17, 2017
Date	Date